 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 4, 2014

Octagon 88 Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53560	26-2793743
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Hochwachtstrasse 4 Steinhausen CH 6312
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code:	41 79 237 62 18

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On August 4, 2014, Bryan Cook was dismissed as the Chief Financial Officer of Octagon 88 Resources, Inc. (the "Company") to pursue other personal interests.

Appointment of Chief Financial Officer

Effective August 4, 2014, the Board of Directors of the Company appointed Richard Ebner, 47, as the Chief Financial Officer of the Company.  There is no arrangement or understanding pursuant to which Mr. Ebner was appointed as an officer of the Company.  Mr. Ebner has no family relationships with any other executive officers or directors of the Company, or persons nominated or chosen by the Company to become directors or executive officers.  Furthermore, the Company is not aware of any transactions requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Ebner has been a member of the Company’s board of directors since July 1, 2013. Before joining Octagon88 Resources Inc. he worked as a Director with the Dr. Blumer & Partners Group, ("B&P“ Group),   one of Switzerland's leading independent Asset Management Companies. Dr. Blumer & Partners is a member of the Swiss Association of Asset Managers (SAAM). Mr. Ebner joined the B&P  Group in January 2012.

Prior from August 2010 to March 2011, Mr. Ebner was a senior client adviser in Private Banking for Basler Kantonalbank. From January 2009 to July 2010, Mr. Ebner was a Vice President of Swiss based Clariden Leu AG, working as a senior Client Adviser for Private Banking, where he covered the Turkish market. From 2006 to 2008 he worked as a Director for UBS Private Banking Turkey. Mr Ebner has been a senior director for financial institutions since 1998 and will be responsible for the Company’s financial planning and management. Additionally, Mr. Ebner will support strategic planning and participate in acquisition and growth opportunities to support the Company’s overall business objectives. Mr Ebner speaks several languages including German, French, English and Turkish.

Mr. Ebner holds a Master’s degree in Business Administration from the University of Fribourg and a Bachelor’s degree from the University of St. Gallen. He is an active member of several other asset management related organisations and global oil commodity trading companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Octagon 88 Resources, Inc.

Date: August 8, 2014	By:	/s/ Guido Hilekes
	Name:	Guide Hilekes
	Title	President